UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  July 23, 2013
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on July 23, 2013 that second-quarter 2013 net income attributable to AT&T totaled $3.8 billion, or $0.71 per diluted share, compared to net income attributable to AT&T of $3.9 billion, or $0.66 per diluted share, in the second quarter of 2012.

Second-quarter 2013 revenues were $32.1 billion, up $500 million, or 1.6 percent, from the second-quarter 2012. The increase in revenues reflected higher wireless data and equipment revenues and increased wireline data revenues partially offset by declines in wireline voice and wireless voice and text revenues, as well as from the loss of directory revenues resulting from the second-quarter 2012 sale of our Advertising Solutions segment. Compared with results for the second quarter of 2012, operating expenses were $26.0 billion versus $24.8 billion; operating income was $6.1 billion, down from $6.8 billion; and AT&T's operating income margin was 19.1 percent, compared to 21.6 percent.

Revenues from our Wireless segment for the second-quarter of 2013 were $17.3 billion, up 5.7 percent versus the year-ago quarter. The increase in revenues reflected an increase in net subscribers and continued strong growth in data revenues. Second-quarter 2013 wireless operating expenses totaled $12.6 billion, up 11.8 percent versus the second quarter of 2012. AT&T’s wireless operating income margin was 27.1 percent compared to 31.0 percent in the year-ago quarter, reflecting increased smartphone sales and strong device upgrades partially offset by further revenue growth from the company’s high-value smartphone subscriber base.

We reported a net gain of 632,000 wireless subscribers in the second quarter of 2013, bringing our wireless customer base to approximately 107.9 million at June 30, 2013, compared to 105.2 million at June 30, 2012. During the second quarter, postpaid subscriber net adds were 551,000, net adds for connected devices were 484,000 and prepaid subscriber net adds were 11,000. Second-quarter postpaid net adds reflect the continued adoption of smartphones and sales of almost 398,000 tablets. Reseller had a net loss of 414,000, which was primarily due to losses in low-revenue accounts, but revenues increased almost 30 percent year over year. For the quarter, average revenue per postpaid subscriber increased 1.8 percent versus the year-earlier quarter due to strong data growth.

During the second quarter of 2013, smartphone sales were 6.8 million. At the end of the quarter, approximately 70 percent, or 35.1 million, of postpaid smartphone subscribers are on usage-based data plans, compared to about 62 percent, or 26.6 million, a year ago.

Postpaid churn was 1.02 percent, compared to 0.97 percent in the year-ago second quarter, and compared to 1.04 percent in the first quarter of 2013. Total customer churn was 1.36 percent versus 1.18 percent in the second quarter of 2012 and 1.38 percent in the first quarter of 2013.

Revenues from our Wireline segment for the second quarter of 2013 were $14.8 billion, a 0.9 percent decrease from the year-ago quarter and a 0.8 percent increase on a sequential quarterly basis. Revenues from our wireline business customers were $8.9 billion, a decrease of 2.2 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in IP-based data services. Revenues from our wireline consumer customers were $5.6 billion, an increase of 2.4 percent compared to the second-quarter 2012, driven by a continued increase in IP-based broadband and video revenues partially offset by the decline in voice revenues.

At June 30, 2013, our total switched access lines were 26.8 million compared with 31.6 million at June 30, 2012. The decline reflects continuing economic pressures on our customers as well as customers switching to another AT&T product like wireless and Voice over Internet Protocol (VoIP) and increasing competition from other wireless, VoIP and cable providers. Our total broadband connections were 16.5 million at June 30, 2013 and 16.4 million at June 30, 2012. U-verse High Speed Internet subscribers totaled 9.1 million at June 30, 2013, and now represent 55 percent of our total broadband base. At June 30, 2013, the number of U-verse video subscribers totaled 5.0 million, with a net gain of 233,000 subscribers in the second quarter of 2013. U-verse video penetration of customer locations continues to grow and was 20.1 percent at June 30, 2013. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 259,000 in the quarter to reach 3.4 million.

Second-quarter wireline operating expenses totaled $13.1 billion, up 1.3 percent from the year-ago quarter. AT&T’s wireline operating margin was 11.1 percent, compared to 13.0 percent in the year-earlier quarter.

During the second quarter of 2013, we completed the second 300 million share repurchase authorization and began buying back stock under the third authorization. We repurchased approximately 89 million shares for $3.3 billion in the second quarter. At the end of the quarter, approximately 272 million shares remained on the third authorization. We expect to make future repurchases opportunistically.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: July 23, 2013	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller